Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 21, 2019 (except for the last paragraph of Note 12, as to which the date is April 8, 2019), with respect to the financial statements of Turning Point Therapeutics, Inc. included in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-230428) and related Prospectus of Turning Point Therapeutics, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

San Diego, California

April 16, 2019